Exhibit 99.1

For Immediate Release

Contact:
Gary J. Fuges, CFA
ValueClick, Inc.
818.575.4677

VALUECLICK ANNOUNCES EXPIRATION AND SUCCESSFUL RESULTS OF FASTCLICK EXCHANGE OFFER

WESTLAKE VILLAGE, Calif. — Sept. 28, 2005 — ValueClick, Inc. (Nasdaq: VCLK) today announced the expiration of its previously announced exchange offer to exchange each outstanding share of common stock (including the associated preferred share purchase rights) of Fastclick, Inc. (Nasdaq: FSTC) validly tendered for 0.7928 of a share of ValueClick.

The offer period, which was extended on September 22, 2005, expired at midnight New York City time on Tuesday, September 27, 2005. Based on preliminary information from ValueClick’s information agent, approximately 19.1 million shares of Fastclick common stock have been tendered to date, representing approximately 97 percent of the outstanding shares of Fastclick common stock. ValueClick has accepted for exchange all of the Fastclick common stock tendered to date.

With more than 90 percent ownership of Fastclick common stock, ValueClick expects to acquire the remaining outstanding shares of Fastclick common stock on or about September 30, 2005 pursuant to a short-form merger of its wholly owned subsidiary with and into Fastclick. No further action is required by the remaining stockholders of Fastclick to effect the merger. Upon the completion of the merger, the remaining outstanding shares of Fastclick common stock, other than shares held by ValueClick and by stockholders exercising dissenter’s rights, will be converted into the right to receive 0.7928 of a share of ValueClick common stock (including the associated preferred share purchase rights) for each such share and Fastclick will thereby become a wholly owned subsidiary of ValueClick. ValueClick intends to send Fastclick stockholders who did not tender their shares in the exchange offer instructions as to how to exchange each of their shares of Fastclick common stock for 0.7928 of a share of ValueClick common stock (including the associated preferred share purchase rights) as merger consideration.

About ValueClick
ValueClick, Inc. (Nasdaq: VCLK) is the single-source provider of media, technology and related services that enable advertisers, agencies and publishers to reach consumers in all major online marketing channels, through three business units:

•	ValueClick Media (http://media.valueclick.com) provides brand advertising and direct marketing solutions for advertisers, agencies and publishers. Through its ValueClick Brand, ValueClick Direct, ValueClick Search, and Web Clients groups, ValueClick Media offers marketers a wide range of distribution methods, including web-based advertising, co-registration, pay-per-click search, and a variety of email marketing options.

ValueClick Media also includes PriceRunner.com (www.pricerunner.com), a leading global provider of online comparison-shopping services.

•	Commission Junction (www.cj.com) provides advanced performance marketing solutions that help marketers increase online leads and sales. By facilitating strategic relationships between advertisers and publishers, Commission Junction leverages its proven expertise in affiliate marketing and search marketing to drive measurable results for its clients.

•	Mediaplex (www.mediaplex.com) provides technology and services that help advertisers, agencies and publishers manage their online advertising and permission-based email campaigns. Additionally, Mediaplex provides the AdVault suite of software and services that help advertising agencies and other companies operate their businesses more efficiently, through effective agency management, media management, and content management solutions.

For more information, please visit www.valueclick.com.

ValueClick Forward-Looking Statement
This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, ValueClick’s ability to complete the merger and successfully integrate the two companies, trends in online advertising spending and estimates of future online performance-based advertising. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including its Annual Report on Form 10-K filed on March 31, 2005, recent quarterly reports on Form 10-Q, current reports on Form 8-K, and an amended registration statement on Form S-4 filed on September 27, 2005. Other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to, the risk that market demand for online advertising, and performance-based online advertising in particular, will not grow as rapidly as predicted.

Additional Information
A final prospectus relating to the ValueClick common stock being offered was filed with the Securities and Exchange Commission (SEC) today. ValueClick also filed today with the SEC an amendment to its Schedule TO filed on August 24, 2005 with respect to the exchange offer. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offer may only be made pursuant to the prospectus and the accompanying letter of transmittal. Fastclick stockholders are urged to carefully read these documents and the other documents relating to the exchange offer because these documents contain important information relating to the offer. You may obtain a free copy of these documents, and other annual, quarterly and special reports, proxy statements and other information filed with the SEC by ValueClick or Fastclick, at the SEC’s website at http:www.sec.gov.

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